SPICER JEFFRIES LLP
Certified Public Accountants
4601 DTC BOULEVARD • SUITE 700
DENVER, COLORADO 80237
TELEPHONE: (303) 753-1959
FAX: (303) 753-0338
www.spicerjeffries.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

We hereby consent, in the Prospectus and the Statement of Additional Information of Gadsden Dynamic Multi-Asset ETF (“GDMA”) (a “Fund”) the use of our report dated November 29, 2022 relating to our audit of the financial highlights for the years ended September 30, 2022 and the period from November 1, 2020 (commencement of operations) through September 30, 2021 and to the reference to our Firm, the Prior Firm, the Trust’s “independent registered public accounting firm”.

Denver, Colorado
March 13, 2024